Putnam RetirementReady Maturity Fund
7/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	240
Class B	1
Class C 	*

72DD2 (000s omitted)

Class M	 *
Class R	 *
Class Y	 347

73A1
Class A	0.752
Class B	0.443
Class C	0.439

73A2
Class M	0.557
Class R	0.651
Class Y	0.849

74U1 (000s omitted)

Class A	447
Class B	2
Class C	*

74U2 (000s omitted)

Class M	*
Class R	*
Class Y	378

* Represents less than 1(000s omitted)

74V1
Class A	57.51
Class B	57.54
Class C	57.56

74V2
Class M	57.54
Class R	57.56
Class Y	57.65